COMMERCIAL LEASE CONTRACT

WITH PURCHASE OPTION

THIS LEASE (the “Lease”) is made this 27th day of March , 2008, by and between West Walton Properties, Inc., first party, (hereinafter called “Landlord”); having an address of 3869 Highway 81 South, Loganville, Georgia 30052, and Teamstaff Government Solutions, Inc., second party, (hereinafter called “Tenant”); having an address of 533 Plaza Drive, Monroe, Georgia 30655.

WITNESSETH:

1. PREMISES - The Landlord, for and in consideration of the rents, covenants, agreements, and stipulations hereinafter mentioned, reserved, and contained, to be paid, kept and performed by the Tenant, has leased and rented, and by these presents does lease and rent, unto the Tenant, and the Tenant hereby agrees to lease and take upon the terms and conditions which hereinafter appear, the following described property (exclusive of any easement for light or air), hereinafter called “Premises,” to wit:

3525 Highway 81 South, Loganville, GA 30052, aka Unit 101 of Lakeside Commons. Unit is approximately 6,200 square feet (more or less).

2. TERM AND PREPARATION OF PREMISES

A. The term of this Lease shall commence on the Lease Commencement Date, as hereinafter defined, and shall end at midnight on the last day of the month that is 7 years after the Commencement Date, unless modified as hereinafter provided. The “Commencement Date” shall mean the date, which is June 1, 2008, provided Landlord has delivered Premises to Tenant on such date in accordance with this agreement.

B. Subject to Landlord delivering the Premises to Tenant with all building systems in good working order, Tenant agrees to accept the Premises under the provisions of the Lease “WHERE IS, AS IS”, subject to this Agreement.

C. All attached improvements shall become the property of Landlord upon Lease termination or completion. Tenant must submit plans and obtain approval for any structural changes to Premises.

D. Tenant may move furniture and fixtures into Premises beginning April 14th, 2008. Tenant shall be responsible for electricity and water for the building from the date that furniture is moved in forward. Tenant agrees to give notice to Landlord 7 days before such date. Tenant shall be responsible for any left, loss or damage to items moved to Premises.

3. RENTAL - The Tenant agrees to pay to the Landlord promptly on the first day of each month in advance, during the term of this Lease, a monthly rental (“Base Rent”) of SEE Exhibit A. Tenant shall pay all rent and other sums of money as shall become due from and payable by Tenant to Landlord under this Lease at the times and in the manner provided in this Lease, without notice, demand, set-off or counterclaim. As used in this Lease, the term “Rent” shall mean the Base Rent and Additional Rent (as hereinafter defined), if any.

The aforesaid payments of rent are to be made to:

P.O. Box 2655

Loganville, Georgia 30052

4. LATE PAYMENTS - If any installments of Base Rent or Additional Rent under this Lease are not paid within seven (7) days after the date such payment is due, Tenant shall pay to Landlord a late charge equal to 5% of the delinquent amount, and interest on the delinquent amount at the rate of 10% per annum until paid (the “Default Rate”).

5. ADVANCE RENT - None paid.

6. SECURITY DEPOSIT - Tenant has deposited with Landlord the sum of SIX THOUSAND AND 00/100 DOLLARS ($6,000.00), receipt of which is hereby acknowledged. Said deposit shall be held by Landlord without interest as security for the faithful performance by Tenant of all the terms and covenants of this Lease by Tenant to be observed and performed. In the event Tenant fails to perform or observe any of the agreements, covenants, conditions and provisions of this Lease to be performed or observed by it, then, at Landlord’s option, Landlord may, but shall not be obligated to, apply the security deposit, or so much thereof as may be necessary, to remedy any such failure by Tenant. Tenant shall within 10 days upon written request pay to Landlord any sum necessary to restore the security deposit to the full amount specified above. In the event of a sale, assignment, or other transfer of Landlord’s interest in the Premises, or a lease by Landlord of its interest in the Building, Landlord shall have the right to transfer the security deposit to the transferee, and subject to Landlord providing Tenant with written evidence of such transfer, Landlord shall be relieved of all liability to Tenant for the return of such security deposit. Tenant shall look solely to the transferee for the return of such security deposit. In the event of a permitted assignment under this Lease by Tenant, the security deposit shall be held by Landlord as a deposit made by the permitted assignee and Landlord shall have no further liability with respect to the return of said security deposit to the original Tenant.

7. TAXES

A. Landlord shall pay before they become delinquent all taxes, assessments and governmental charges of any kind and nature whatsoever lawfully levied or assessed against the Premises and/or Building or any portion thereof (all of which real estate taxes, assessments, levies, charges and costs, excluding any late charges or penalties that may be imposed for Landlord’s failure to make payments on account of the foregoing in a timely manner, are hereafter collectively referred to as “Taxes”), and Tenant shall reimburse Landlord, as Additional Rent, for Tenant’s share of any such Taxes paid with respect to any tax year falling within the term of this Lease (prorated for any partial years).

B. As additional rent, Tenant shall pay Landlord the annual real estate taxes and assessments assessed and levied against the Premises as per the Lakeside Commons Condominium Associations, Inc.’s Declaration attached hereto as Exhibit “B”, on the first (1st) day of each month, in advance, in a sum equal to 1/12th of the annual real estate taxes and assessments due and payable for the then calendar year. If at a time a payment is required the amount of the real estate taxes and assessments for the then calendar year shall not be known, Tenant shall pay Landlord, as additional rent, 1/12th of the real estate taxes and assessments for the preceding calendar year; and upon ascertaining the real estate taxes and assessments for the current calendar year, Tenant shall pay Landlord any difference upon demand, or if Tenant shall be entitled to a credit, Landlord shall credit the excess against the next monthly installment(s) of additional rent falling due. Additional rent based upon real estate taxes and assessments payable for the first and last years of the lease term shall be adjusted and pro rated, so that Landlord shall be responsible for Landlord’s pro rated share for the period prior to and subsequent to the lease term and Tenant shall pay Landlord its pro rated share for the lease term. Landlord’s estimate of Tenant’s Proportionate Share of Taxes for the current year for the Premises and/or Building is Six Hundred Seventy Five Dollars ($675) per month. For the first 3 years of the lease, the maximum annual amount of real estate taxes that Tenant shall be responsible for is $9,000 per year (or $750 per month).

C. Tenant shall be liable for all taxes assessed against and levied upon the trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises.

D. For any given tax year, Landlord shall have the right, but not the obligation, to contest the validity or amount of the Taxes by appropriate proceedings brought by Landlord or its tax consultant and, if Tenant consents in writing, the costs thereof shall be included in the Taxes. Landlord shall have the sole, absolute and unrestricted right to settle any contest, proceeding or action brought by Landlord upon whatever terms Landlord may, in its sole discretion, determine.

E. Provided this Lease is not previously cancelled or terminated, and there shall be no Event of Default, or an event that with the giving of notice or the lapse of time, or both, would constitute an Event of Default, for any given tax year in which Landlord has elected not to contest the validity or amount of the Taxes, Tenant shall have the right, but not the obligation, to contest the validity or amount of the Taxes by appropriate proceedings brought by Tenant or its tax consultant at its own expense. Except as set forth below, Landlord shall not be required to join in any such contest brought by Tenant. If required by law, Landlord shall, upon written request of Tenant, join in the Tax Appeal or permit the Tax Appeal to be brought in Landlord’s name, and Landlord shall reasonably cooperate with Tenant, at the cost and expense of Tenant. Tenant shall have the sole, absolute and unrestricted right to settle any contest, proceeding or action brought by Tenant; provided, however that Tenant shall pay any increase that may result in real estate taxes or assessments as a consequence of the Tax Appeal, which payment obligations shall survive the expiration or earlier termination of this Lease.

8. ADDITIONAL RENT - Any amounts that Tenant assumes or agrees to pay to Landlord under the provisions of this Lease, including, without limitation, any sums that may become due by reason of any Default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and, as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Base Rent. Tenant’s obligations for payment of Additional Rent shall begin to accrue on the Lease Commencement Date. In accordance with this Section 8, Landlord shall bill to Tenant as Additional Rent any dues, fees, or assessment by the Lakeside Commons Condominium Association, Inc., as per the Declaration attached hereto as Exhibit “B”, and Tenant acknowledges that said dues, fees, or assessments are Additional Rent. Association dues shall not exceed $10,500 per year (or $875 per month) during the first 3 years of the lease.

9. UTILITY BILLS - Tenant shall pay for all water, sewer, gas, electricity, fuel, light, heat, power bills, sprinkler system service charges (if any) and other utilities serving the Premises, or used by Tenant in connection therewith, other than as covered by the Common Area Maintenance Fees. If Tenant does not pay the same directly to the applicable utility company, Landlord may pay the same and such payment, together with a reasonable administrative charge by Landlord, shall be added to the Rent for the Premises. If any of such utility services are not separately metered to the Premises, Tenant shall pay to Landlord, as Additional Rent, a reasonable proportion of the total cost of all charges jointly metered with other premises, plus a reasonable administrative charge by Landlord, all as reasonably determined by Landlord based on Tenant’s actual usage and consumption of such service. With respect to water and sewer charges for multi-tenant buildings, Landlord’s reasonable determination will take into account whether Tenant or the other tenants of the Building consume water for manufacturing or other uses, other than water consumed for general office uses.

10. USE OF THE PREMISES - The Premises shall be used for office/medical purposes and no other purposes, without the express written consent of Landlord, such consent shall not be unreasonably withheld. The Premises shall not be used for any illegal purposes; nor in any manner that violates the protective covenants for the premises set forth as EXHIBIT “B” hereof, and by this reference made a part hereof, or any other restrictions of public record with respect to the Premises or which create any nuisance or trespass; nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises. Without Landlord’s prior written consent, Tenant shall not receive, store or otherwise handle any product, material or merchandise which is explosive or highly flammable, except for material or merchandise used in the ordinary course of Tenant’s business.

11. CONDITION, REPAIR, REPLACEMENT AND MAINTENANCE OF THE PREMISES.

(a) Landlord’s Obligations. Subject to Landlord delivering the Premises to Tenant with all building systems in good working order, Tenant acknowledges acceptance of the Premises AS IS WHERE IS. Landlord shall make all structural and extraordinary repairs, consistent with industry standards, to keep the Building (including the Premises and the Building systems) in reasonably good order and repair, excluding, however, repairs which Tenant is obligated to make pursuant to paragraph 11(b) of this Lease. Lakeside Commons Condominium Association, Inc. may have certain responsibilities for exterior repairs and maintenance but such responsibilities shall not affect Landlord’s obligation to Tenant pursuant to this paragraph. For any repairs deemed to be the responsibility of Landlord, Landlord’s liability with respect to any defects, repairs or maintenance shall be limited to the cost of such repairs or maintenance or the curing of such defect. Landlord shall provide a one time credit of up to $10,000 carpet credit after the 3rd year of the lease. This credit is only to be used to carpet the previously carpeted areas of the building in a like or similar carpet to what is already in place, color and style to be submitted to Landlord for approval. Landlord’s approval will not be unreasonably withheld. Landlord reserves the right to review bills for carpet and installation as well as insurance credentials for the installation company. Carpet Credit option shall expire after year 4 of the Lease.

(b) Tenant’s Obligations.

(i) Repairs. Tenant shall, at Tenant’s own expense, keep and maintain all parts of the Premises (except those for which Landlord or the Lakeside Commons Condominium Association, Inc. is expressly responsible under the terms of this Lease), including, without limitation, (a) any approved alterations, (b) the internal electrical systems servicing the Premises, (c) all plumbing fixtures and lines servicing the Premises from the point of entry, (d) the life safety and emergency power and/or other systems to the point at which same join the main vertical risers for the Building and (e) Tenant’s Property; provided however, that Tenant shall not be responsible for exterior or structural repairs unless the need for same arises out of (i) the making, installation, use, operation, or existence of alterations by or on behalf of Tenant other than any alterations to be performed by Landlord, (ii) the moving of Tenant’s Property and/or other materials, supplies, etc. in or out of the Building or Premises, (iii) the negligence of willful misconduct of Tenant or Tenant’s employees.

(ii) No Damage to Walls. Tenant shall not damage any wall or disturb the integrity and support provided by any wall and shall, at its own expense, promptly repair and replace any damage or injury to any wall caused by Tenant or its agents, employees or invitees.

12. INSURANCE

A. During the term of this Lease, Tenant shall provide and keep in force, at its own expense, the following insurance:

(1) commercial general liability insurance, with contractual liability broad from general liability endorsement, relating to Tenant’s business carried on, in or from the Premises, for personal and bodily injury and death, and damage to others’ property, with limits of not less than $1,000,000.00 for any one accident or occurrence; and

(2) all risk or fire insurance (including standard extended coverage and coverage for leakage from fire protective devices and other water damage) relating to Tenant’s fixtures, furnishings, and all personal property of Tenant in the Premises on a full replacement cost basis; and

(3) workmen’s compensation insurance as required by applicable law.

B. The Lakeside Commons Condominium Association, Inc. insures certain areas of the Premises. Tenant acknowledges that Landlord is entitled to any and all proceeds from said insurance and Tenant’s remedy for any claims based on damages covered by the insurance shall be as described in Section 14 of this Lease.

C. Prior to the commencement of the Lease term and thereafter, at least fifteen (15) days prior to the expiration date of any policy required of Tenant, if requested by Landlord in writing, Tenant agrees to deliver to Landlord a certificate evidencing the insurance coverage required of Tenant under this Lease. Said certificate shall confirm that Landlord, its managing agent, and the holders of any Security Deeds are named as additional insureds. The policies required to be carried by Tenant pursuant to the terms of this Lease shall be issued by a stock or mutual company, licensed to do business in the State of Georgia.

13. WAIVER OF SUBROGATION - Landlord shall waive all rights of recovery and all causes of action against Tenant for any loss occurring to the Premises resulting from any of the perils insured against under such policy or policies of insurance carried by Landlord regardless of cause, including the negligence of Tenant, but only to the extent of any recovery received by Landlord under such policy or policies of insurance (or alternatively, to the extent of any recovery that could have been received under the insurance required by Section 12.B. above, if such insurance is not being carried in breach of such obligations). Conversely, Tenant shall waive all rights of recovery and all causes of action against Landlord regardless of cause, including the negligence of Landlord, to the extent of any recovery received under such policy or policies of insurance carried by Tenant (or alternatively, to the extent of any recovery that could have been received under the insurance required by Section 12.A. above, if such insurance is not being carried in breach of such obligations), and Tenant will also cause these policies of insurance to include an endorsement to that effect.

14. DESTRUCTION OF, OR DAMAGE TO PREMISES

A. If the Premises is damaged in part or whole from any cause and the Premises can be substantially repaired and restored within 120 days after the date of the damage using standard working methods and procedures, Landlord shall at its expense promptly and diligently repair and restore the Premises to substantially the same condition as existed before the damage. Such repair and restoration shall be Substantially Complete (as defined herein below) within 120 days after the date of the damage. Nevertheless, if the repair and restoration of the Premises is not Substantially Complete within 120 days as aforesaid, then the Tenant may cancel this Lease within 30 days after the expiration of the 120-day period. The Tenant may not cancel this Lease if the Tenant’s willful misconduct in its capacity as Tenant under this Lease was the sole cause of the damage and Landlord is promptly and diligently repairing and restoring the Premises.

B. If the Premises cannot be repaired and restored within such 120-day period, then either party may, within 10 business days after the parties determine that the repairs and restoration cannot be timely made (as prescribed in Section 14.B., cancel this Lease by giving notice to the other party.

C. Determining the Extent of Damage. If the parties cannot agree in writing whether the repairs and restoration described in section 14.A. were Substantially Complete within 120 days as required under Section 14.B., then the determination will be submitted to dispute resolution procedures under Section 20.

D. Abatement. Unless the damage is caused solely by the Tenant’s willful misconduct, Base Rent and Additional Rent shall abate in proportion to the part of the Premises that is unfit for use by the Tenant. The abatement shall consider the nature and extent of interference to the Tenant’s ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date of damage until 10 business days after the repairs and restoration to the Premises were Substantially Complete and Landlord has given notice to the Tenant that the repairs and restoration have been so completed, or until the Tenant again uses the Premises or the part rendered unusable, whichever first occurs.

E. The Tenant’s Personal Property. Notwithstanding anything else in this Section 14, Landlord shall not be obligated to repair or restore damage to the Tenant’s trade fixtures, furniture, equipment or other personal property, unless the damage thereto was caused by Landlord’s negligence or misconduct.

F. Damage to Building. If:

(i) more than 40% of the square feet of the Building is so damaged as to be untenantable and Landlord decides not to repair and restore the Building,

(ii) any mortgagee of the Building shall not allow insurance proceeds to be used for repair and restoration,

(iii) the damage is not covered by Landlord’s insurance required by section 12 (b);or

(iv) the damage occurs during the final year of the Term,

then either party may cancel this Lease by notice to the other party within 15 days after the date of damage. Such notice shall specify the cancellation date, which shall be the date the casualty occurred, however no partial months rent credit shall be due to Tenant unless covered by insurance.

G. Cancellation. If either party cancels this Lease as permitted by section 14, then this Lease shall end on the day specified in the cancellation notice. Base Rent and Additional Rent and other charges shall be payable up to the cancellation date and shall account for any abatement. Landlord shall promptly refund to the Tenant any prepaid, unaccrued and Additional Rent, accounting for any abatement, less any sum then owing by the Tenant to Landlord.

H. For purposes of this Section 14, the terms “Substantially Complete” and “Substantial Completion” mean:

(i)

full completion of Landlord’s improvements so that (A) the Tenant can use the Premises for its intended purposes without material interference with the Tenant’s conduct of its ordinary business activities therein and (B) the only incomplete items are minor or insubstantial details of construction, mechanical adjustments or finishing touches like touch- up plastering or painting;

(ii)	issuance of a permanent certificate of occupancy by the responsible agency or agencies of where the Property is situated;
(iii)	the Tenant, its employees, agents and invitees have ready access to the Building and the Premises through all common areas, including the parking lot;
(iv)

any fixtures and equipment to be installed by Landlord have been installed and are in good operating order; including but not limited to the security system, the entry card system (cards will have to be ordered at Tenants expense) and the software for the entry card system.

(v)	the Premises are ready for the installation of any equipment, furniture or fixtures that the Tenant intends to install;
(vi)	the following systems have been installed and are in good operating order: HVAC, utilities and plumbing serving the Premises; and
(vii)	the Premises are broom clean.

15. INDEMNITY

A. Subject to Section 13. above, Tenant agrees to indemnify and hold Landlord, Landlord’s agents, and their respective agents, employees, contractors, officers, directors, shareholders, partners and principals (disclosed or undisclosed) harmless from and against any and all losses, costs, liabilities, claims, damages, expenses (including, without limitation, reasonable attorneys’ fees), penalties or fines incurred in connection with, arising out of or resulting from: (i) any Default by Tenant in the performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be kept, observed or performed, or (ii) the use or occupancy, or manner of use or occupancy, of the Premises by Tenant or any person claiming or entering the Premises by, through or under Tenant, or (iii) any acts, omissions or negligence of Tenant, its sublessees, assignees, licensees or concessionaires or any of their respective contractors, agents, employees, guests or invitees. The foregoing indemnification shall not include loss of profits or other consequential damages incurred by Landlord.

B. Subject to Section 13. above, Landlord agrees to indemnify and hold Tenant, Tenant’s agents, and their respective agents, employees, contractors, officers, directors, shareholders, partners and principals (disclosed or undisclosed) harmless from and against any and all losses, costs, liabilities, claims, damages, expenses (including, without limitation, reasonable attorneys’ fees), penalties or fines incurred in connection with, arising out of or resulting from: (i) any Default by Landlord in the performance of any of the terms, covenants or conditions of this Lease on Landlord’s part to be kept, observed or performed, or (ii) any acts, omissions or negligence of Landlord, its licensees, agents, employees, guests or invitees.

16. GOVERNMENTAL ORDERS – Subject to Landlord delivering the Premises to Tenant in compliance with all applicable codes, Tenant agrees, at its own expense, to promptly comply with all requirements of any legally constituted public authority made necessary by reason of Tenant’s occupancy of said Premises, including but not limited to, the providing of fire extinguishers in accordance with said requirements. Landlord agrees to promptly comply with any such other requirements if not made necessary by reason of Tenant’s occupancy. It is mutually agreed, however, between Landlord and Tenant, that if in order to comply with such requirements, the cost to Landlord or Tenant, as the case may be, shall exceed a sum equal to one year’s Rent, then Landlord or Tenant who is obligated to comply with such requirements is privileged to terminate this Lease by giving written notice of termination to the other party, by registered mail, which termination shall become effective sixty (60) days after receipt of such notice, and which notice shall eliminate necessity of compliance with such requirement by party giving such notice, unless the party receiving such notice of termination shall, before the termination becomes effective, pay to the party giving notice all costs of compliance in excess of one year’s Rent, or secure payment of said sum in a manner that is satisfactory to the party giving notice.

17. CONDEMNATION

A. If a portion of the Premises is taken so that ingress to and egress from the Premises is materially reduced, or the whole or any substantial portion of the Premises is taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of the Premises shall occur. In the event of a partial taking, If less than a substantial part of the Premises is taken, or a portion of the Premises is taken so that ingress to and egress from the Premises is materially reduced, for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and in Tenant’s reasonable opinion the Premises are still suitable for Tenant’s business purposes, the Lease term shall not terminate, but the fixed annual rent and additional rent payable hereunder during the unexpired portion of the Lease term shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

B. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, Rent, awards or interest therein whatsoever which may be paid or made in connection therewith. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired term of this Lease or otherwise. Tenant shall have the right to claim from the condemning authority and prove Tenant’s right to an award for the unamortized trade fixtures, alterations, additions and improvements paid for by Tenant, and for its moving expenses. In the event of a partial taking of the Premises, which does not result in a termination of this Lease, the Rent thereafter to be paid shall be ratably reduced based on the amount of square footage of the Premises so taken.

18. ASSIGNMENT AND SUBLETTING

A. Tenant may not, without the prior written consent of Landlord, assign this Lease or any interest hereunder, or sublease the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant; provided, however, Tenant shall have the right to assign this Lease to a corporation, partnership, or other business entity owned or controlled by Tenant at the time of said assignment.

B. Landlord agrees that its consent to any request of assignment or subletting shall not be unreasonably conditioned, delayed or withheld.

C. If the Lease is assigned or if the Premises are subleased to others, then fifty percent (50%) of any increase in Rent over the Rent being paid by Tenant under this Lease or any extension or renewal hereof shall be payable to Landlord. Consent to one or more assignments or subleases shall not destroy or waive this provision.

D. Subtenants and assignees shall become directly liable to Landlord for all obligations of Tenant hereunder without relieving Tenant’s liability under this Lease which shall continue notwithstanding such assignment or subletting. For any sublease of more than twenty-five percent (25%) of the Premises, Tenant shall promptly reimburse Landlord for Landlord’s costs and expenses not to exceed $500 per occurance, including, reasonable attorneys’ fees, in reviewing, approving or documenting any proposed assignment or subletting. Any attempted assignment or subletting made in violation of this Section 18 shall be void and of no force or effect, and shall constitute an Event of Default under this Lease.

19. TENANT’S DEFAULT; LANDLORD’S REMEDIES

A. In the event Tenant shall fail to pay when due, any installment of Base Rent, Additional Rent or any other amount or charge required to be paid by Tenant hereunder (all of which obligations of Tenant shall bear interest at the Default Rate from the date due until paid in full) and such failure is not cured within five (5) days after written notice thereof from Landlord; or if Tenant shall materially Default in performing any of the covenants, terms or provisions of this Lease (other than the payment, when due, of any of Tenant’s monetary obligations hereunder) or any of the rules and regulations now or hereafter reasonably established and uniformly enforced by Landlord to govern the operation of the Project and Tenant fails to cure such Default within thirty (30) days after written notice thereof from Landlord; or if there shall occur any event described as an Event of Default by Tenant under this Lease; or if Tenant or any guarantor of Tenant’s obligations shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due; or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any guarantor of Tenant’s obligations; or Tenant shall make a transfer to defraud creditors or shall make an assignment for the benefit of creditors; or Tenant shall do or permit to be done any act which results in a lien being filed against the Premises or Building, which lien is not removed or bonded over in accordance with Georgia law within thirty (30) days after written notice thereof by Landlord to Tenant or such shorter period as required by the holder of any Security Deed; then, and in any of said events (referred to herein as a “Default” or “Event of Default”), Landlord, at its option may pursue any one or more of the remedies set forth in Section 19.B. without any further notice or demand whatsoever. Landlord shall only be obligated to give written notices of Default and opportunity to cure to Tenant two (2) times in any period of twelve (12) consecutive months in the event of the reoccurrence of any Default.

B. Upon the occurrence of an Event of Default as described in Section 19.A., Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity or by this Lease:

(1) Commence dispossessory proceedings with or without the termination of this Lease. In the absence of Landlord’s electing to terminate the Lease, Tenant shall remain liable for the payment of all Rents accruing after any writ of possession as to the Premises is issued to Landlord.

(2) Commence proceedings against Tenant for all amounts owed by Tenant to Landlord, whether as Base Rent, Additional Rent, damages or otherwise.

(3) Terminate the Lease, in which event Tenant shall immediately surrender the Premises to Landlord. Landlord may declare to be due and payable immediately the amount of all loss and damage which Landlord may suffer by reason of the termination of the term under this Section 19. or otherwise which loss and damage shall include, without limitation, an amount which, at the date of the termination, represents the present value, as computed using an eight percent (8%) per annum discount rate, of the excess, if any, of (i) the Base Rent, Additional Rent and all other amounts which would have otherwise been payable hereunder during the remainder of the term of this Lease over (ii) the aggregate reasonable net rental value of the Premises for the same period, after deducting the then reasonable rental value of the Premises and all expenses expected to be incurred in re-letting the Premises. Upon the acceleration of such amounts, Tenant agrees to pay the same at once, in addition to all Base Rent, Additional Rent and all other amounts theretofore due; provided, however, that such payment shall not constitute a penalty or forfeiture, but shall constitute liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease (Landlord and Tenant agreeing that Landlord’s actual damages in such event are impossible to ascertain and that the amount set forth above is a reasonable estimate thereof).

(4) Upon any termination of Tenant’s right to possession only, without termination of the Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as provided below, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from any obligation hereunder.

In any such case, Landlord may relet the Premises on behalf of Tenant for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of the Lease) and on such terms and conditions (which may include reasonable concessions of free rent and alteration, repair and improvement of the Premises as long as such concessions are reasonably consistent with current market conditions) as Landlord, in its reasonable discretion, may determine and receive directly the Rent by reason of the reletting. Tenant agrees to pay Landlord on demand any deficiency that may arise by reason of any reletting of the Premises. Landlord shall make reasonable efforts to relet the Premises following termination; provided, however, that no failure of Landlord to relet the Premises shall operate to relieve Tenant of any liability under this Lease. Tenant shall instead remain liable for all Rent and for all such expenses.

(5) Change the locks or otherwise enter upon and take possession of the Premises without the requirement of resorting to the dispossessory procedures set forth in O.C.G.A. 44-7-50, and without being liable for prosecution of any claim for damages or for trespass or other tort.

(6) Do or cause to be done whatever Tenant is obligated to do under the terms of this Lease, in which case Tenant agrees to reimburse Landlord. Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from effecting compliance with Tenant’s obligations under this Section 19., except caused by the negligence of Landlord.

(7) Enforce the performance of Tenant’s obligations hereunder by injunction or other equitable relief (which remedy may be exercised upon any breach or Default or any threatened breach or Default of Tenant’s obligations hereunder).

20. DISPUTE RESOLUTION - No administrative or judicial proceeding shall be commenced to enforce the provisions of this Lease or make any determination hereunder (until after the parties shall have attempted without success to resolve the dispute consensually by means of an informal process involving the services of a neutral mediator experienced in mediation, early neutral evaluation, mini-trial or comparable alternate dispute resolution procedure.

21. Notices. All notices, consents, demands, communications or approvals required or permitted by this Lease shall be in writing and shall be delivered personally or delivered by certified or registered mail, return receipt requested, addressed as follows:

If to Landlord:	West Walton Properties, Inc.
P.O. Box 2655 Loganville, GA 30052

If to Tenant:	Teamstaff Government Solutions, Inc. 3525 Highway 81 South, Unit 101 Loganville, GA 30052

With copy to:	Teamstaff, Inc. 2 Executive Drive Suite 130 Somerset, NJ 08873 866-352-5304

Landlord and Tenant may, by notice given in the same manner set forth above, designate a different address to which subsequent notices shall be sent. Notice shall be deemed given when delivered, if delivered personally or by reputable overnight delivery service that provides proof of delivery, or when mailed if sent by certified or registered mail, return receipt requested.

22. REMOVAL OF FIXTURES - Tenant shall prior to the expiration of the term of this Lease or any extension thereof, remove all fixtures and equipment which Tenant has placed in the Premises; provided, however, that Tenant shall not remove: (i) air conditioning, air ventilating and heating fixtures, except for such systems installed as part of the manufacturing process of the Tenant; (ii) lighting fixtures; and (iii) carpeting. Upon removal of said fixtures and equipment, which Tenant removes as set forth in the preceding sentence, Tenant shall repair all damage to the Premises caused by such removal. Notwithstanding the foregoing to the contrary, Tenant shall not be responsible to repair normal wear and tear.

23. RIGHT OF LANDLORD TO ENTER PREMISES - Without any abatement of Rent, Landlord and its agents, employees and independent contractors, shall have the right to enter the Premises at such times as Landlord deems reasonably necessary or desirable for any one (1) or more of the following purposes: (i) to inspect and examine same, (ii) to make such repairs, additions, alterations, and improvements as Landlord desires to make to the Building and/or the Building Common Areas or common facilities thereof, (iii) to exhibit said Premises to prospective purchasers or lenders, and (iv) to exhibit said Premises to prospective tenants during the last nine (9) months of the term of this Lease or at any time that Tenant is in Default. Except in the event of an emergency, Landlord agrees to provide to Tenant reasonable prior oral notification of any such entry, and to use reasonable efforts to minimize any interference with Tenant’s normal business operations and to enter only during normal business hours. In the event of emergency if Tenant is in Default hereunder, or if otherwise necessary to prevent injury to person or damage to property, such entry to the Premises may be made by force without any liability whatsoever on the part of Landlord for damage resulting from such forcible entry.

24. EXTERIOR SIGNS - Tenant shall place no signs upon the outside walls or roof of the Premises except with the written consent of the Landlord, such consent shall not be unreasonably withheld. Further, Tenant shall place no signs, either permanent or temporary, upon surrounding property, however Tenant shall be allowed a space on the monument sign at the entrance to the property with the Tenant responsible for the cost of this sign. Tenant shall be responsible to Landlord for any damage caused by the installation, use or maintenance of said signs, and Tenant agrees upon removal of said signs to repair all damage incident to such removal. At the Landlord’s discretion, Tenant shall remove said sign at its sole cost and expense upon termination of this Lease. Tenant acknowledges and agrees that said sign must conform to any requirements in the covenants as found in Exhibit A and that any costs associated with obtaining the necessary permission shall be the sole cost of Tenant. However, consent from the Lakeside Commons Condominium Association, Inc. does not waive the necessity of obtaining permission from Landlord.

25. CARDING FOR RENT OR SALE - Landlord may card the Building or Premises “For Sale” or “For Lease” at any time during the final six (6) months of this lease. Any signage shall be in a tasteful and reasonable nature so as not to detract from Tenant’s business.

26. EFFECT OF TERMINATION OF LEASE - All obligations of Tenant hereunder not fully performed as of the expiration or termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including, without limitation, all payment obligations with respect to Rent and all rights, obligations and indemnities in favor of Landlord.

27. SUBORDINATION AND ATTORNMENT; ESTOPPEL CERTIFICATES

A. This Lease and all rights of Tenant hereunder are and shall be subject and subordinate to any mortgage, deed to secure debt, deed of trust, ground lease or other instrument in the nature thereof (herein called “Security Deed”) which may now or hereafter affect Landlord’s fee title to the Premises and/or Building; provided, however, that if the holder of any Security Deed elects to have this Lease prior to the lien of such holder’s Security Deed, and gives written notice thereof to Tenant, this Lease shall be deemed prior to such Security Deed.

B. Tenant shall upon request from Landlord at any time and from time to time execute, acknowledge and deliver to Landlord a written statement certifying as follows: (i) that this Lease is unmodified and in full force and effect (or if there has been modification thereof, that the same is in full force and effect as modified and stating the nature thereof); (ii) that to the best of its knowledge there are no uncured Defaults on the part of Landlord (or if any such Default exists, the specific nature and extent thereof); (iii) the date to which any Rent and other charges have been paid in advance, if any; and (iv) such other matters as Landlord may reasonably request.

28. QUIET ENJOYMENT - Upon paying the rents and other sums required of Tenant under the Lease and faithfully and fully performing the terms, conditions and covenants of the Lease on Tenant’s part to be performed, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Lease term.

29. CONSTRUCTION OF THIS AGREEMENT - No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant with its obligation hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease.

30. HOLDING OVER - If Tenant remains in possession of the Premises after expiration of the term hereof, without Landlord’s acquiescence and without any express agreement of the parties, Tenant shall be a tenant at sufferance at a Rent rate equal to one hundred fifty percent (150%) of the Rent rate in effect at end of Lease; and there shall be no renewal of this Lease by operation of law.

31. ATTORNEYS’ FEES AND HOMESTEAD - If any Rent owing under this Lease is collected by or through an attorney at law, Tenant agrees to pay actual, reasonable attorneys’ fees, not to exceed fifteen percent (15%) thereof, as well as all court costs, filing fees or other out of pocket charges incurred by Landlord in connection with such attempted collection. Tenant waives all homestead rights and exemptions, which he may have under any law as against any obligation owing under this Lease. Tenant hereby assigns to Landlord its homestead and exemption.

32. ENVIRONMENTAL MATTERS - The term “Hazardous Substances” as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law,” which term shall mean any federal, state or local law or ordinance relating to pollution or protection of the environment. Tenant hereby agrees that (i) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business activities that are consistent with Tenant’s permitted uses under Section 10. of this Lease (the “Permitted Activities”) provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been expressly approved in advance in writing by Landlord; (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”) and expressly approved in advance in writing by Landlord, provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws and in quantities that do not exceed the amounts approved in writing by Landlord; (iii) no portion of the Premises will be used as a landfill or a dump; (iv) Tenant will not install any underground tanks of any type except as needed for the treatment of corn water run-off; (v) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; (vi) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials described above, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. If, at any time during or after the term of this Lease, the Premises is found to be so contaminated or subject to said conditions directly as a result of Tenant’s occupancy and use of the premises, Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant. The foregoing indemnification shall survive the termination or expiration of this Lease. Notwithstanding the foregoing to the contrary, Landlord shall indemnify Tenant against any and all damages as a result of hazardous materials that are on-site prior to the Commencement Date, none of which are known to exist at this time.

33. SERVICE OF NOTICE - Tenant hereby appoints as its agent to receive service of all dispossessory or distraint proceedings and notices thereunder, and all notices required under this Lease, the person in charge of the Premises at the time, or occupying said Premises. A copy of all notices under this Lease shall also be sent to Tenant’s last known address, if different from said Premises.

34. EXCULPATION OF LANDLORD - The obligations contained in this Lease to be performed by Landlord shall be binding on Landlord and its successors and assigns, only during their respective periods of ownership. Tenant further agrees that Landlord’s obligations and liability to Tenant with respect to this Lease shall be limited solely to Landlord’s equity interest in the Premises including casualty and condemnation awards, and Tenant shall look solely to such interest for the satisfaction of any claim, judgment or decree requiring the payment of money by Landlord based on any Default under this Lease, and no other property or assets of Landlord, its affiliates, successors, partners, shareholders, subsidiaries, or assigns, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any such claim, judgment, injunction or decree.

35. DEFINITIONS - The term “Landlord” and “Tenant” includes male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties. If this Lease shall be validly assigned or the Premises validly sublet, the term “Tenant” shall include such assignee or sublessee, as to the Premises covered by such assignment or sublease.

36. AGENCY DISCLOSURE - Tenant and Landlord each represents and warrants to the other that Timothy J. Farley of Carter & Associates, LLC has represented Tenant in this lease contract. Each party agrees to indemnify and hold the other hereunder harmless from and against any claim for any such commissions, fees or other form of compensation by any such third party claiming through the indemnifying party, including, without limitation, any and all claims, causes of action, damages, costs and expenses (including attorneys’ fees), associated therewith.

37. SEVERABILITY AND INTERPRETATION - If any clause or provision of this Lease shall be deemed illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, the remainder of this Lease shall not be affected by such illegality, invalidity or unenforceability. Should any of the provisions of this Lease require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of this Lease. The captions used in this Lease are for convenience only and shall be considered to be of no effect in the construction of any provision of this Lease. In the event that any time period under this Lease shall expire on a Saturday, Sunday or legal holiday, then the date of expiration of such period shall be extended to 5:00 p.m. E.S.T. on the next succeeding business day.

38. GEORGIA LAW - The laws of the State of Georgia shall govern the interpretation, validity, performance and enforcement of this Lease.

39. EXECUTION AND PUBLIC RECORDS - This Lease may be executed in any number of counterparts, each of which shall be deemed an original and any of which shall be deemed to be complete in itself and may be introduced into evidence or used for any purpose without the production of the other counterparts. No modification or amendment of this Lease shall be binding upon the parties unless such modification or amendment is in writing and signed by Landlord and Tenant.

40. SUBMISSION OF LEASE - The submission of this Lease for examination does not constitute an offer to lease and this Lease shall be effective only upon execution hereof by Landlord and Tenant and upon execution of any required Lease guaranty attached hereto.

41. ENTIRE AGREEMENT - This Lease contains the entire agreement between the parties hereto and no representation or warranty or agreement, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No modification, amendment or alterations of this Lease shall be effective unless same shall be in writing and signed by Landlord and Tenant. If any special stipulations are attached to this Lease, then insofar as such stipulations conflict with any of the foregoing provisions, the stipulations shall control.

42. TENANT’S OPTION TO PURCHASE - At any time between the Commencement Date and One year from Commencement Date, May 31,2009 (the “Purchase Window Period”), Tenant shall have first right of refusal to purchase the Leased Premises from Landlord. The purchase price to be paid by Tenant to Landlord for the purchase of the Leased Premises shall be $975,000 (the “Purchase Price”) during the Purchase Window Period. In order to exercise the option, Tenant shall notify the Landlord in writing and deposit with Landlord the sum of $ 10,000 (the “Deposit”). Upon payment of the Deposit, Tenant shall have 30 days to close on the Purchase (the “Closing Date”). At closing, the Tenant shall be credited with the amount of the Deposit and any Security Deposit being held by Landlord. Failure to close by the Closing Date shall result in the forfeiture of the Deposit. The Parties agree that an Atlanta Commercial Board of Realtors’ standard commercial sales agreement or similar agreement (the “Commercial Sales Agreement”) shall be signed by both parties within a reasonable time after notification of the Tenant’s right to exercise the option.

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals the day and year first above written.

Signed, sealed and delivered as of the ___ day of _____________, 2008, as to Landlord, in the presence of:	West Walton Properties, Inc. as Landlord a Georgia corporation

By:
Unofficial Witness	Name:
Title:

Notary Public

Signed, sealed and delivered as of the ___ day of ____________, 2008, as to Tenant, in the presence of:	Teamstaff Government Solutions, Inc. a Georgia corporation

By:
Unofficial Witness	Name:
Title:

Notary Public		[CORPORATE SEAL]

EXHIBIT “A”

Base Rent Payment Schedule

Year 1 - $6,000 per month*

Year 2 - $6,250 per month

Year 3 - $6,500 per month

Year 4 - $6,750 per month

Year 5 - $7,000 per month

Year 6 - $7,250 per month

Year 7 - $7,500 per month

•

The first month’s rent shall be reduced by the purchase price of the furniture that is currently on-site. The furniture that is in the Boardroom, the reception area and the kitchen. The purchase price shall be $500. Items are listed as follows:

•	Refrigerator
•	Sofa
•	Coffee table
•	Side Table
•	Chair
•	Conference Table
•	Lamps
•	Other –